EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Notice of Reverse Share Split

Oakland, CA - December 22, 2017. USCF announced today that it will execute a one-for-four reverse share split that will be effective for shareholders of the United States Natural Gas Fund, LP (NYSE Arca: UNG) after the close of the markets on January 4, 2018. Shares of UNG will trade at their post-split prices on January 5, 2018. UNG’s ticker symbol, “UNG”, will not change, and shares of UNG will continue to trade on the NYSE Arca. UNG’s new CUSIP number will be 912318300.

The reverse share split will reduce the number of UNG’s shares outstanding and will result in a proportionate increase in the net asset value per share (“NAV”) of UNG. As a result of the reverse share split, UNG shareholders on January 4, 2018 will receive one post-split share of UNG for every four pre-split shares of UNG they hold. Immediately after the reverse share split is effective, UNG’s post-split shares will have an NAV that is four times higher than that of pre-split shares.

The reverse share split will affect all of UNG’s shareholders. The reverse share split will not affect any shareholder’s percentage interest in UNG, except to the extent that the reverse share split results in a shareholder receiving cash in the transaction. The NYSE Arca does not permit the trading of fractional shares. As described below, shareholders otherwise entitled to receive fractional shares as a result of the reverse share split will thus receive cash in lieu of such fractional shares.

Illustration of a Reverse Share Split

The following table shows the effect of a hypothetical 1-for-4 reverse share split:

Table 1. Hypothetical Example of a 1-for-4 Reverse Share Split:
Period	# of Shares	Net Asset Value (NAV)	Total Value
Pre-Split	100	$5	$500
Post-Split	25	$20	$500

Redemption of Fractional Shares and Tax Consequences for the Reverse Share Split

UNG shareholders that hold UNG shares that are not an exact multiple of UNG’s reverse share split ratio (a multiple of 4) would hold fractional shares as a result of the reverse share split. As noted above, the NYSE Arca does not permit the trading of fractional shares. Shareholders otherwise entitled to fractional shares as a result of the reverse share split will receive cash in lieu of such fractional shares. The receipt of cash in lieu of fractional shares will generally reduce a UNG shareholder’s basis in UNG shares by the amount of cash received. If the amount of cash received in lieu of fractional shares exceeds a UNG shareholder’s aggregate basis in the shareholder’s shares, such shareholder would recognize gain equal to the amount of such excess. This may cause a taxable event for those shareholders. Other than in the case of UNG shareholders receiving cash in excess of basis, the reverse share split is not anticipated to result in the recognition of taxable gain to UNG shareholders.

“Odd-Lot” Share

Also, as a result of the reverse share split, UNG may have outstanding, with respect to certain of its authorized participants, aggregations of less than 100,000 shares required to make a redemption basket, or a so-called “odd-lot share”. Each of UNG’s authorized participants will be provided with a one-time opportunity to redeem any odd-lot share resulting from the reverse share split.

Frequently Asked Questions About the Reverse Share Split

1.	What is a reverse share split?

A reverse share split reduces the number of a fund’s outstanding shares and results in a proportionate increase in the net asset value per share (“NAV”) for that fund based on a predetermined ratio. In a 1-for-4 reverse share split, every 4 pre-split shares held by a shareholder are replaced with 1 post-split share that has an NAV that is four times higher than that of the pre-split shares.

2.	How does the reverse share split affect a shareholder’s investment in UNG?

The economic value of UNG’s shares will not change as a result of the reverse share split. After the reverse share split, a shareholder will own fewer UNG shares, but each UNG share will have an NAV that is four times higher than that of the pre-split UNG shares.

The reverse share split will not affect any shareholder’s percentage interest in UNG, except to the extent that the reverse share split could result in a UNG shareholder receiving cash in lieu of a fractional share. UNG shareholders that hold quantities of UNG shares that are not an exact multiple of 4 would be entitled to receive fractional shares as a result of the reverse share split. However, the NYSE Arca does not permit the trading of fractional shares. As a result, shareholders otherwise entitled to receive fractional shares due to the reverse share split will receive cash in lieu of such fractional shares.

For example, a UNG shareholder that holds 105 pre-split shares would receive 26.25 post-split shares if fractional shares were permitted. Since the NYSE Arca does not permit trading of fractional shares, the shareholder will hold 26 post-split shares and will receive cash in lieu of the 0.25 fractional share.

3.	How many shares of UNG will be received as a result of the reverse share split?

UNG will undergo a 1-for-4 reverse share split. At the close of trading on January 4], 2018, each UNG shareholder will receive 1 post-split share for every 4 pre-split shares held. No shareholder will receive fractional shares. Any shareholder otherwise entitled to receive a fractional share as a result of the reverse share split will receive cash in lieu thereof.

4.	When will the UNG reverse share split take place?

UNG will effect the reverse share split after the close of the markets on January 4, 2018. The number of issued and outstanding UNG shares will decrease as a result. UNG shareholders at the close of trading on January 4, 2018 will participate in the reverse share split. Post-split UNG shares will begin trading on the NYSE Arca, on a split-adjusted basis, on January 5, 2018, the first trading day following the reverse share split.

5.	Why has UNG decided to reverse split its shares?

UNG has decided to implement the reverse share split for two reasons. First, the reverse share split is expected to increase the marketability and liquidity of UNG shares. Second, the reverse share split will ensure that the value of UNG shares is well above the NYSE Arca’s minimum continued listing requirements.

6.	Will the reverse share split be a taxable transaction for UNG shareholders?

Other than in the case of certain UNG shareholders that receive cash in lieu of fractional shares, the reverse share split is not anticipated to result in the recognition of gain or loss by the UNG shareholders. If a shareholder’s shares were acquired on different dates, the reverse share split may cause the shareholder to have a split holding period in some or all of the shareholder’s shares. As noted above, the NYSE Arca does not permit the trading of fractional shares, and shareholders otherwise entitled to fractional shares as a result of the reverse share split will receive cash in lieu of such fractional shares. The receipt of cash in lieu of fractional shares may cause some UNG shareholders to recognize taxable gains, but it is generally anticipated that the reverse share split will not result in the recognition of gain or loss for shareholders unless the amount of cash received by a shareholder exceeds the shareholder’s basis in the UNG shares. To the extent the amount of cash received in lieu of fractional shares does not exceed a UNG shareholder’s basis in the UNG shares, the UNG shareholder’s basis in its UNG shares will be reduced by the amount of cash received, but the shareholder will not recognize any gain or loss. If the amount of cash received in lieu of fractional shares exceeds a UNG shareholder’s basis in the shareholder’s shares, such shareholder would recognize gain equal to the amount of such cash received in excess of such shareholder’s basis. UNG shareholders should consult their own tax advisors concerning the tax consequences of the UNG reverse share split in light of their own unique circumstances.

7.	What will happen to UNG shares sold before January 4, 2018?

Sales of UNG shares occurring before the close of trading on January 4, 2018, the date of the reverse share split, will not be impacted by the reverse share split. Such sale(s) would take place before the reverse share split is effected, so the transaction would be executed at the pre-split price and quantity.

8.	What will happen to UNG shares purchased before January 4, 2018?

Purchases of UNG shares occurring before the close of trading on January 4, 2018 would take place before the reverse share split, and therefore the transaction would be executed at the pre-split price and quantity. UNG shares not sold before the close of trading on January 4, 2018 will be affected by the reverse share split. After January 4, 2018, a UNG shareholder will hold fewer shares of UNG, but those shares will have a higher NAV.

9.	What will happen to UNG shares purchased or sold on or after January 4, 2018?

UNG shares purchased or sold on or after January 4, 2018 will reflect the reverse share split. Starting on January 5, 2018 there will be fewer shares of UNG available for purchase or sale, but the NAV per UNG share will be higher.

10.	Will there be a new ticker or CUSIP number associated with the reverse share split?

UNG’s ticker symbol, “UNG”, will not change as a result of the reverse share split. However, UNG’s CUSIP number will change. UNG’s new CUSIP number after January 4, 2018 will be 912318300.

11.	Will the UNG reverse share split affect a Limit or Good ‘Til Cancelled Order?

The reverse share split will cancel Limit and Good ‘Til Cancelled orders for UNG shares. Investors should replace these orders following the reverse share split and adjust orders to the post-split price.

An investment in shares issued by UNG involves risks. These risks can significantly impact the market value of UNG’s shares. Some of the risks you may face are summarized below:

•	There is the risk that the daily changes in the price of UNG’s shares on the NYSE Arca on a percentage basis will not closely track the daily changes in the spot price of natural gas on a percentage basis. This could happen if the price of shares traded on the NYSE Arca does not correlate closely with the value of UNG’s NAV; the changes in UNG’s NAV do not correlate closely with the changes in the price of the Benchmark Futures Contract; or the changes in the price of the Benchmark Futures Contract do not closely correlate with the changes in the cash or spot price of natural gas. This is a risk because if these correlations do not exist, then investors may not be able to use UNG as a cost-effective way to indirectly invest in natural gas or as a hedge against the risk of loss in natural gas-related transactions.
•	UNG seeks to have the changes in its shares’ NAV in percentage terms track changes in the price of natural gas in percentage terms rather than profit from speculative trading in Natural Gas Interests. The General Partner therefore endeavors to manage UNG’s positions in Natural Gas Interests so that UNG’s assets are, unlike those of other commodity pools, not leveraged (i.e., so that the aggregate value of UNG’s unrealized losses from its investments in such Natural Gas Interests at any time will not exceed the value of UNG’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits UNG to become leveraged, you could lose all or substantially all of your investments if UNG’s trading positions suddenly turn unprofitable. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.
•	The price relationship between the near month contract to expire and the next month contract to expire that compose the Benchmark Futures Contract will vary and may impact both the total return over time of UNG’s NAV, as well as the degree to which its total return tracks other natural gas price indices’ total returns. In cases in which the near month contract’s price is lower than the next month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the benchmark contract would tend to decline as it approaches expiration. In cases in which the near month contract’s price is higher than the next month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in natural gas prices the value of the benchmark contract would tend to rise as it approaches expiration.
•	Investors may choose to use UNG as a means of investing indirectly in natural gas and there are risks involved in such investments. The risks and hazards that are inherent in the natural gas industry may cause the price of natural gas to widely fluctuate. The exploration for, and production of, natural gas is an uncertain process with many risks. The cost of drilling, completing and operating wells for natural gas is often uncertain, and a number of factors can delay or prevent drilling operations and production.
•	Investors, including those who participate in the natural gas industry, may choose to use UNG as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities. While hedging can help mitigate against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement.
•	Unlike mutual funds, commodity pools or other investment pools that manage their investments in an attempt to realize income and gains and distribute such income and gains to their investors, UNG generally does not distribute cash to limited partners or other shareholders. You should not invest in UNG if you will need cash distributions from UNG to pay taxes on your share of income and gains of UNG, if any, or for any other reason.
•	UNG invests primarily in Futures Contracts, and particularly in Futures Contracts traded on the New York Mercantile Exchange.
•	Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, UNG’s future performance, or UNG’s future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. UNG does not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Please see UNG’s periodic reports and other filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business. The forward-looking statements and projections contained in this press release are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934.

For a further discussion about UNG and the risks associated with an investment in UNG, see UNG’s Prospectus, which is available at www.uscfinvestments.com.

About USCF

USCF operates on the leading edge of product innovation as an asset management firm offering exchange-traded products (ETPs), exchange-traded funds (ETFs) and mutual funds. The firm broke new ground with the launch of the first oil ETP, the United States Oil Fund, LP (USO), in 2006. Over the next decade, USCF designed and issued fifteen more specialty products across commodity and equity asset classes. USCF currently manages approximately $4 billion in assets from its headquarters in Oakland, California.

Media Contact:

Katie Rooney

Chief Marketing Officer

Phone: 614.775.1246

Email address: krooney@uscfinvestments.com

Katie Rooney is a registered representative of ALPS Distributors, Inc.

Exchange Traded Product Disclosure:

We advise you to consider a Fund's objectives, risks, charges and expenses carefully before investing. Download a copy of a Fund's Prospectus by clicking on the following: UNG which contains this and other information, or contact the Fund’s distributor at: ALPS Distributors, Inc., 1290 Broadway, Suite 1100, Denver, Colorado 80203 or call 800-920-0259. Please read the Fund’s Prospectus carefully before investing.

UNG is a commodity pool regulated by the Commodity Futures Trading Commission. These Funds are not mutual funds or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

Past performance does not guarantee future results.

Commodity trading is highly speculative and involves a high degree of risk. Commodities and futures generally are volatile and are not suitable for all investors. An investor may lose all or substantially all of an investment. Investing in commodity interests subject each Fund to the risks of its related industry. These risks could result in large fluctuations in the price of a particular Fund's respective shares. Funds that focus on a single sector generally experience greater volatility. For further discussion of these and additional risks associated with an investment in the Funds please read the respective Fund Prospectus before investing.

Funds distributed by ALPS Distributors, Inc.